UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 29, 2005

NATIONAL COAL CORP.

(Exact name of registrant as specified in its charter)

Florida	0-26509	65-0601272
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

8915 George Williams Road

Knoxville, Tennessee 37923

(Address of principal executive offices)

Registrant’s telephone number, including area code: (865) 690-6900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Contract

On December 29, 2005, National Coal Corp. (“we”) completed the sale to an initial purchaser of 55,000 Units which consist of $55,000,000 aggregate principal amount of 10.5% Senior Secured Notes due 2010 and 55,000 Warrants, which will enable the holders thereof to purchase an aggregate of 1,732,632 shares of our common stock. Each Unit consists of $1,000 in principal amount of Notes and one Warrant representing the right to purchase 31.5024 shares of common stock (the “Warrant Shares”), exercisable following the first anniversary of the sale date, at an exercise price of $8.50 per share, subject to adjustment from time to time upon the occurrence of certain events. Warrants will be automatically exercised if the closing price of our common stock exceeds 150% of the exercise price at the time for a period of at least 20 trading days in any consecutive 30 day trading period. The net proceeds of the offering were approximately $52 million.

Interest on the Notes will be paid semi-annually on June 15 and December 15 of each year, starting on June 15, 2006. The Notes will be unconditionally guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries. The Notes and the related guarantees will be secured by a lien on substantially all of our and the guarantors’ property and assets, including a pledge of 100% of the capital stock or other equity interests of our domestic subsidiaries. The Notes will mature on December 15, 2010. The Notes will be our senior secured obligations, and will rank equally with our existing and future senior debt and senior to our existing and future subordinated debt. The indenture governing the Notes will, among other things and subject to certain exceptions, limit our ability and the ability of our subsidiaries to: incur or guarantee additional indebtedness or issue preferred stock; pay dividends or distributions on, or redeem or repurchase, capital stock; make investments; issue or sell capital stock of restricted subsidiaries; engage in transactions with affiliates; grant or assume liens; and consolidate, merge or transfer all or substantially all of our assets. Our failure to make required payments of interest and principal and to comply with other covenants may result in the acceleration of the principal of the Notes.

We and the guarantors have agreed, pursuant to a registration rights agreement with the initial purchaser, to use our commercially reasonable efforts to register with the SEC a new issue of notes having substantially identical terms as the Notes as part of an offer to exchange freely tradable notes for the Notes. The Warrants and Warrant Shares have not been registered under the Securities Act of 1933 and are subject to transfer restrictions. Under the terms of the registration rights agreement relating to the Warrants, we have agreed to file a shelf registration statement with the SEC covering the resale of the Warrants and the Warrant Shares, and to use our commercially reasonable efforts to cause that resale registration statement to be declared effective within 240 days after the sale date.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01.

The initial purchaser represented that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, and that it was not acquiring the Warrants with a view to any distribution thereof that would violate the Securities Act. The issuance and sale of the Units, of which the Warrants are a part, to the initial purchaser was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder as a transaction not involving a public offering. The initial purchaser agreed to observe restrictions in reselling the Units, of which the Warrants are a part.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL COAL CORP.

By:	/s/ Jon E. Nix
Jon E. Nix
Chief Executive Officer

DATE: January 5, 2005

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